Provident New York Bancorp
400 Rella Boulevard
Montebello, NY 10901-4243

News Release	T 845.369.8040
F 845.369.8255

https://www.providentbanking.com

FOR IMMEDIATE RELEASE
October 29, 2013

PROVIDENT NEW YORK BANCORP CONTACT:
Luis Massiani, EVP & Chief Financial Officer
845.369.8040

Provident New York Bancorp Announces
Fourth Quarter and Fiscal Year 2013 Earnings
2013 Performance Reflects Strong Loan Volume, Improved Efficiency and Positive Credit Quality Trends

MONTEBELLO, N.Y. – October 29, 2013 – Provident New York Bancorp (NYSE: PBNY), the parent company of Provident Bank, today announced fourth quarter and full year results for the period ended September 30, 2013. Net income for the quarter was $5.3 million, or $0.12 per diluted share, compared to net income of $2.3 million, or $0.06 per diluted share for the same quarter last year; and $6.4 million, or $0.15 per diluted share for the linked quarter ended June 30, 2013. For the year ended September 30, 2013 net income was $25.3 million, or $0.58 per diluted share, compared to net income of $19.9 million, or $0.52 per diluted share for the fiscal year ended September 30, 2012.

Net income for the fourth quarter and fiscal year 2013 was impacted by merger-related expenses associated with the Sterling Bancorp transaction and a charge for asset write-downs which totaled $1.3 million and $3.3 million, respectively. Excluding the impact of these expenses, net income for the fourth quarter was $6.1 million, or $0.14 per diluted share; and net income for fiscal 2013 was $27.6 million, or $0.63 per diluted share. See the reconciliation of these non-GAAP measures on page 12.

Results for the fourth quarter and fiscal year 2013 include an increase in interest expense due to the $100 million senior notes offering completed on July 2, 2013. The senior notes offering was completed in connection with the pending merger with Sterling Bancorp. Interest expense on the senior notes was $1.4 million in the fourth fiscal quarter.

President’s Comments
Jack Kopnisky, President and CEO, commented: “We continued to successfully execute our strategy and deliver results in fiscal 2013. For the year, excluding the impact of merger-related expenses and a charge for asset write-downs, our net income reached $27.6 million and our diluted earnings per share were $0.63. These results represent growth in net income of 12.9% as compared to fiscal 2012. Year-over-year, net gains on sale of securities decreased by $2.9 million, net of tax, further demonstrating the positive momentum in our growth and profitability.

Our commercial banking teams continued to deliver results as demonstrated by our strong origination volumes. For fiscal 2013, our relationship teams generated $1.2 billion of new loan volume, which represents growth of 48.2% over fiscal 2012. Total outstanding loan balances grew by $293 million reaching $2.4 billion at September 30, 2013, which represents year-over-year growth of 13.8%. We continued to focus on growing our commercial loans; in fiscal 2013, our commercial and industrial and commercial real estate portfolios grew by $301.0 million, which represents growth of 21% over prior year balances.

Our core operating efficiency is improving as we continue to make progress towards achieving the long-term efficiency goals we have previously outlined. For the fiscal year 2013, our core total revenues grew by 11.5% while our core non-interest expense grew by 2.0%. Our core operating efficiency ratio was 62.6% for the fiscal year 2013, which represents an improvement of 579 basis points relative to 2012.

Our credit quality has continued to show positive trends across all of our portfolios. Year-over-year, our non-performing loans decreased $12.9 million to $26.9 million and our criticized and classified loans decreased by $56.3 million to $74.8 million. Our credit quality ratios improved significantly during the year; our ratio of non-performing loans to total loans declined by 76 basis points to 1.12% and our allowance for loan losses to non-performing loans increased to 107.3%. The trends in the overall risk ratings of our commercial loan portfolio continued to improve.

Our capital and liquidity position remain strong. Our Tier 1 leverage ratio was approximately 9.33% at Provident Bank and our consolidated tangible equity to tangible assets ratio was 8.09%. We have ample capital and liquidity to support our growth and execute our strategy.

As we announced on October 21, we have received all required regulatory and shareholder approvals for our merger with Sterling Bancorp and anticipate we will complete the merger after the close of business on October 31, 2013. We will have completed the transaction in approximately six months from the announcement date, which is a significant accomplishment. We are ready to move forward in building a high performing combined institution that focuses on delivering superior service to commercial and consumer clients and accelerates the growth, profitability and execution of our strategy.”

Key Highlights

▪
Total loan originations were $1.2 billion for fiscal 2013. In the fourth quarter originations were $317.9 million compared to $347.7 million in the linked quarter, and $205.7 million for the fourth fiscal quarter of 2012.

▪	Total loans reached $2.4 billion at September 30, 2013, a $76.4 million increase compared to June 30, 2013, and a $293.4 million year-over-year increase.

▪
Tax equivalent net interest margin was 3.23% for the fourth quarter of fiscal 2013 compared to 3.46% in the linked quarter and 3.38% in the fourth quarter of fiscal 2012. The decline in net interest margin was principally due to interest expense on the senior notes. For the fiscal year 2013, tax equivalent net interest margin was 3.37%.

▪
The allowance for loan losses increased to $28.9 million at September 30, 2013 and the allowance as a percentage of non-performing loans increased to 107.3% from 90.2% at June 30, 2013. The allowance for loan losses as a percentage of total loans was 1.20% at September 30, 2013, compared to 1.21% in the linked quarter. The allowance ratios are inclusive of acquired Gotham loans that were recorded at fair value at acquisition date.

▪	Non-performing loans decreased from $39.8 million at September 30, 2012, to $26.9 million at September 30, 2013.

▪
Provision for loan losses for the quarter was $2.7 million and decreased by $1.2 million compared to the linked quarter. For the fourth quarter of fiscal 2012, the provision for loan losses was $3.5 million.

▪
For the fiscal year 2013, the core operating efficiency ratio was 62.6%. The core operating efficiency ratio in the fourth fiscal quarter of 2013 was 63.6% compared to 59.1% in the linked quarter and 72.0% for the fourth fiscal quarter of 2012. See the reconciliation of this non-GAAP financial measure on page 11.

Net Interest Income and Margin
Fourth quarter fiscal 2013 compared to the fourth quarter fiscal 2012
Net interest income was $28.1 million for the fourth quarter of fiscal 2013, up $2.9 million compared to the fourth quarter of fiscal 2012 due mainly to higher average loan volumes. Reflecting the current interest rate environment, the tax-equivalent yield on investments decreased nine basis points and yield on loans declined 27 basis points. As a result, the yield on interest-earning assets declined 12 basis points to 3.89% on a tax equivalent basis for the fourth quarter of fiscal 2013. The cost of total deposits decreased 12 basis points to 15 basis points from the year ago quarter, mainly due to the maturity of higher priced certificates of deposit, which ran-off or re-priced to current market interest rates. The cost of borrowings decreased 77 basis points to 2.88%, as a higher portion of borrowings were overnight borrowings in the fourth quarter of 2013; however, total interest expense on borrowings increased by $1.7 million, mainly as a result of the the senior notes offering. The net interest margin on a tax-equivalent basis was 3.23% compared to 3.38% for the same period a year ago.

Fourth quarter fiscal 2013 compared with linked quarter ended June 30, 2013
Net interest income for the quarter ended September 30, 2013 declined $209 thousand to $28.1 million, compared to $28.3 million for the linked quarter ended June 30, 2013. The decline in net interest income for the fourth quarter was due to a $1.4 million increase in interest expense incurred in connection with the senior notes. Interest income on loans increased $1.1 million as a result of strong loan growth during the quarter. Interest expense on deposits continued to decline; inclusive of non-interest bearing deposits, cost of deposits on total deposits was 15 basis points, compared to 17 basis points for the third fiscal quarter of 2013. Yield on loans decreased 10 basis points to 4.70% reflecting current market conditions and a reduction of $273 thousand, or four basis points, in the accretion of the Gotham loan discount. The yield on interest-earning assets decreased eight basis points to 3.89% from 3.97% in the linked quarter. Tax-equivalent net interest margin decreased to 3.23% from 3.46% in the linked quarter.

Non-interest Income
Fourth quarter fiscal 2013 compared with fourth quarter fiscal 2012
Non-interest income declined $2.4 million to $6.6 million for the fourth quarter of fiscal 2013 driven by a decrease in net gain on sales of securities of $1.4 million and an aggregate decrease in investment management fees and title insurance fees of $364 thousand. In fiscal 2012 we decided to sell the assets of our former subsidiaries that were active in title insurance and investment management businesses.

Fourth quarter fiscal 2013 compared with linked quarter ended June 30, 2013
Non-interest income increased $19 thousand to $6.6 million for the fourth fiscal quarter of 2013 mainly due to an increase in deposit fees and service charges. Partially offsetting this increase was lower net gain on sales of securities, which declined $144 thousand. In addition, gain on sale of loans decreased by $132 thousand. During fiscal 2013 we invested in a new title insurance joint venture and deployed an investment management initiative which gained momentum during the year. As a result, aggregate title insurance and investment management fees increased $66 thousand on aggregate compared to the linked quarter results.

Non-interest Expense
Fourth quarter fiscal 2013 compared with fourth quarter fiscal 2012
Non-interest expense decreased $5.4 million to $23.4 million relative to the fourth quarter of fiscal 2012, principally the result of a decrease of $4.2 million in merger-related expenses and a decrease of $464 thousand in compensation and benefits. The merger-related expenses recorded in the fourth fiscal quarter of 2012 were incurred in connection with the acquisition of Gotham Bank.

Fourth quarter fiscal 2013 compared with the linked quarter ended June 30, 2013
Non-interest expense increased $1.6 million compared to the linked quarter to $23.4 million. Compensation and benefits increased $1.1 million due to several factors, which included an increase in the accrual for bonus compensation, an increase in temporary personnel and overtime expense associated with merger and non-merger related projects and a decrease in the amount of deferred loan origination costs, which are recognized as an adjustment to yield over the life of the loan. Other real estate owned expenses increased by $418 thousand due to write-downs to fair value upon receipt of updated property appraisals. In addition, other expense increased $672 thousand in the period due principally to a write-down of $228 thousand on two branch properties, a charge of $152 thousand to increase the reserve for off-balance sheet commitments and a $134 thousand write-down associated with the transfer of loan servicing to an outside vendor.

Income Taxes
In the fourth quarter of fiscal 2013, the Company recorded income tax expense at 38.3% compared to an estimated effective tax rate of 30.8% in the linked quarter and (14.1)% for the same period in fiscal 2012. The increase in the estimated effective tax rate in the fourth quarter of fiscal 2013 was due to an increase in merger-related expenses incurred in fiscal 2013 that will be fully non-tax deductible. The effective tax rate for fiscal 2013 was 31.1%.

Credit Quality
Non-performing loans decreased $12.9 million to $26.9 million at September 30, 2013 compared to $39.8 million at September 30, 2012. During the fiscal year we exited several large credit relationships which contributed to the decline. Net charge-offs for the fourth quarter were $2.2 million compared to $3.1 million in the linked quarter. Non-performing loans at September 30, 2013 were $4.6 million lower than the prior quarter end. The allowance for loan losses at September 30, 2013 was $28.9 million, which represented 107.3% of non-performing loans and 1.20% of our total loan portfolio. This compares to the linked quarter, in which the allowance for loan losses was $28.4 million, which represented 90.2% of non-performing loans and 1.21% of our total loan portfolio. The increase in the allowance for loan losses was related to the higher balance of loans outstanding at September 30, 2013. The allowance for loan losses to total loans, excluding loans acquired in the Gotham transaction that were recorded at fair value at the acquisition date and continue to carry no allowance was 1.27% and 1.30%, at September 30, 2013 and June 30, 2013, respectively. Please refer to the Company’s reconciliation of this non-GAAP measure on page 10.

During the quarter, several properties were transferred to other real estate owned (“OREO”) which increased the balance by $1.6 million to $6.0 million. In addition, there were two branch properties that were formerly held as premises and equipment that were transferred to OREO as discussed above in non-interest expense.

Key Balance Sheet Changes Year-to-Date

▪	Total assets at September 30, 2013 were a record at $4.05 billion, increasing $26.2 million or 0.7% compared to September 30, 2012.

▪	Loans at September 30, 2013 increased $293.4 million or 13.8% on an annual basis compared to September 30, 2012.

▪	Commercial real estate and commercial and industrial loans increased $301.0 million or 21.3% compared to September 30, 2012.

▪	Acquisition development and construction loans declined to $102.5 million at September 30, 2013 from $144.1 million at September 30, 2012.

▪
Securities, excluding FHLB Stock, at September 30, 2013 increased $55.1 million as compared to September 30, 2012. As of September 30, 2013, securities represented 29.8% of total assets compared to 28.7% at September 30, 2012. The increase in securities was the result of investing the net proceeds raised in the senior notes offering.

▪
Deposits decreased $148.9 million between September 30, 2012 and September 30, 2013, mainly the result of a decrease in municipal deposits of $144.7 million compared to September 30, 2012. Non-municipal deposits were relatively unchanged between September 30, 2013 and 2012; however, non-interest bearing and interest bearing demand deposits increased $80.1 million, which represents year-over-year growth of approximately 10%.

Capital
Provident Bank remained well capitalized at September 30, 2013 with a Tier 1 leverage ratio of 9.3% based on period end assets. The Company’s stockholders’ equity decreased $8.3 million from September 30, 2012, to $482.9 million at September 30, 2013. The decline in stockholders’ equity was the result of a net $26.5 million decline in the fair value of available for sale securities during the fiscal year. The two principal offsetting factors to this decline were net earnings less dividends declared of $13.3 million and an increase in accumulated other comprehensive income associated with benefit plans of $4.3 million. Dividends declared were $0.12 per common share for the fourth fiscal quarter of 2013 and $0.30 per common share for the fiscal year ended September 30, 2013. On September 26, 2013, due to the pending merger with Sterling, we declared a quarterly dividend of $0.06 per common share that would have been regularly declared and paid in in the calendar fourth quarter.

Tangible book value per share decreased by $0.18 to $7.08 at September 30, 2013 from $7.26 at September 30, 2012. For the quarter ended September 30, 2013, the basic and diluted weighted average common shares outstanding increased to 43.7 million and 43.9 million, respectively, compared to 41.1 million, basic and diluted shares, for the quarter ended September 30, 2012. The increase in basic and diluted shares is mainly the result of the issuance of 6.2 million shares of common stock in August 2012 in connection with the acquisition of Gotham Bank. These shares were outstanding for the entire fourth quarter ended September 30, 2013 and partially in the quarter ended September 30, 2012.

About Provident New York Bancorp
Headquartered in Montebello, N.Y., Provident New York Bancorp is the holding company for Provident Bank, a growing financial services firm with $4.0 billion in assets that specializes in the delivery of service and solutions to business owners, their families, and consumers in communities within the greater New York City area through teams of dedicated and experienced relationship managers. Provident Bank offers a complete line of commercial, business, and consumer banking products and services.
For more information, visit the Provident Bank web site at www.providentbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in reports filed with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements: difficulties and delays in integrating the Provident and Sterling businesses or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; including as a result of the financial performance of Sterling prior to closing; the reaction to the Merger of the companies’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the 10-K to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

Provident New York Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION                        (unaudited, in thousands, except share and per share data)

	9/30/2013	9/30/2012	6/30/2013
Assets:
Cash and due from banks	$113,090	$437,982	$109,166
Investment securities	1,208,392	1,153,248	1,065,724
HVIA assets held for sale	—	4,550	—
Loans held for sale	1,011	7,505	1,539
Loans:
Residential mortgage	400,009	350,022	369,613
Commercial real estate	1,277,037	1,072,504	1,210,248
Commercial and industrial	439,787	343,307	453,145
Acquisition, development and construction	102,494	144,061	106,198
Consumer	193,571	209,578	197,330
Total loans, gross	2,412,898	2,119,472	2,336,534
Allowance for loan losses	(28,877)	(28,282)	(28,374)
Total loans, net	2,384,021	2,091,190	2,308,160
Federal Home Loan Bank stock, at cost	24,312	19,249	28,368
Premises and equipment, net	36,520	38,483	37,473
Goodwill	163,117	163,247	163,117
Other amortizable intangibles	5,891	7,164	6,201
Bank owned life insurance	60,914	59,017	60,412
Other real estate owned	6,022	6,403	4,376
Other assets	45,882	34,944	39,893
Total assets	$4,049,172	$4,022,982	$3,824,429
Liabilities:
Deposits	$2,962,294	$3,111,151	$2,739,214
Borrowings	560,986	345,176	552,805
Mortgage escrow funds	12,646	11,919	25,915
Other liabilities	30,380	63,614	26,330
Total liabilities	3,566,306	3,531,860	3,344,264
Stockholders’ equity	482,866	491,122	480,165
Total liabilities and stockholders’ equity	$4,049,172	$4,022,982	$3,824,429

Shares of common stock outstanding at period end	44,351,046	44,173,470	44,353,276
Book value per share	$10.89	$11.12	$10.83
Tangible book value per share	7.08	7.26	7.01

Provident New York Bancorp and Subsidiaries                                        CONSOLIDATED CONDENSED STATEMENTS OF INCOME                        (unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Twelve Months Ended
	9/30/2013	6/30/2013	9/30/2012	9/30/2013	9/30/2012
Interest and dividend income:
Loans and loan fees	$27,723	$26,638	$24,396	$107,810	$91,010
Securities taxable	4,748	4,189	3,909	17,509	16,538
Securities non-taxable	1,235	1,500	1,543	5,682	6,497
Other earning assets	197	266	265	1,060	992
Total interest income	33,903	32,593	30,113	132,061	115,037
Interest expense:
Deposits	1,051	1,151	1,789	5,923	5,581
Borrowings	4,744	3,125	3,085	13,971	12,992
Total interest expense	5,795	4,276	4,874	19,894	18,573
Net interest income	28,108	28,317	25,239	112,167	96,464
Provision for loan losses	2,700	3,900	3,500	12,150	10,612
Net interest income after provision for loan losses	25,408	24,417	21,739	100,017	85,852
Non-interest income:
Deposit fees and service charges	2,835	2,615	3,065	10,964	11,377
Net gain on sales of securities	1,801	1,945	3,152	7,391	10,452
Other than temporary loss on securities	—	—	(3)	(32)	(47)
Investment management fees	673	613	776	2,413	3,143
Title insurance fees	71	65	332	395	1,106
Bank owned life insurance	502	496	512	1,998	2,050
Gain on sale of loans	297	429	429	1,979	1,897
Loss on sale of HVIA	—	—	(135)	—	(135)
Other	421	418	898	2,584	2,309
Total non-interest income	6,600	6,581	9,026	27,692	32,152
Non-interest expense:
Compensation and benefits	12,409	11,320	12,873	47,833	46,038
Stock-based compensation plans	513	547	302	2,239	1,187
Occupancy and office operations	3,766	3,423	3,959	14,953	14,457
Merger-related expenses	714	1,516	4,928	2,772	5,925
Advertising and promotion	416	307	369	1,502	1,849
Professional fees	740	526	1,136	3,393	4,247
Data and check processing	460	588	715	2,520	2,802
Amortization of intangible assets	310	337	334	1,296	1,245
FDIC insurance and regulatory assessments	664	875	843	3,010	3,096
ATM/debit card expense	400	465	438	1,722	1,711
Other real estate owned expense	390	(28)	573	1,562	1,618
Other	2,585	1,913	2,314	8,239	7,782
Total non-interest expense	23,367	21,789	28,784	91,041	91,957
Income before income tax expense	8,641	9,209	1,981	36,668	26,047
Income tax expense	3,312	2,833	(280)	11,414	6,159
Net income	$5,329	$6,376	$2,261	$25,254	$19,888
Basic earnings per share	$0.12	$0.15	$0.06	$0.58	$0.52
Diluted earnings per share	0.12	0.15	0.06	0.58	0.52
Dividends declared per share	0.12	0.06	0.06	0.30	0.24
Weighted average common shares:
Basic	43,742,903	43,801,867	41,054,458	43,722,313	38,227,653
Diluted	43,859,834	43,906,158	41,099,237	43,760,313	38,248,046

Provident New York Bancorp and Subsidiaries                                        SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Total assets	$4,049,172	$3,824,429	$3,710,440	$3,789,514	$4,022,982
Securities available for sale	954,393	889,747	945,678	991,298	1,010,872
Securities held to maturity	253,999	175,977	183,535	139,874	142,376
Loans, gross [1]	2,412,898	2,336,534	2,204,555	2,193,129	2,119,472
Goodwill	163,117	163,117	163,117	163,247	163,247
Other amortizable intangibles	5,891	6,201	6,538	6,926	7,164
Deposits	2,962,294	2,739,214	2,799,658	2,904,384	3,111,151
Municipal deposits (included above)	757,066	465,566	537,070	538,212	901,739
Borrowings	560,986	552,805	367,976	345,411	345,176
Stockholders’ equity	482,866	480,165	494,711	493,883	491,122
Tangible equity	313,858	310,847	325,056	323,710	320,711
Average Balances
Total assets	$3,907,960	$3,745,356	$3,804,660	$3,792,201	$3,451,055
Loans, gross:
Residential mortgage	379,640	366,823	360,840	344,064	352,724
Commercial real estate	1,247,055	1,175,094	1,138,333	1,107,779	989,349
Commercial and industrial	443,349	398,622	368,896	354,137	263,922
Acquisition, development and construction	104,856	114,286	122,937	138,881	156,726
Consumer	194,718	199,861	203,492	208,064	210,650
Loans, total [1]	2,369,618	2,254,686	2,194,498	2,152,925	1,973,371
Securities (taxable)	963,949	909,312	967,889	954,372	841,373
Securities (non-taxable)	157,480	184,325	181,803	174,201	181,540
Total earning assets	3,529,321	3,378,655	3,403,209	3,380,875	3,070,315
Deposits:
Non-interest bearing demand	669,067	625,684	641,194	649,077	592,962
Interest bearing demand	426,602	461,390	508,129	469,180	398,493
Savings (including mortgage escrow funds)	601,272	581,106	575,380	531,107	539,904
Money market	715,351	777,857	877,101	908,262	756,655
Certificates of deposit	335,616	338,017	355,917	380,244	303,788
Total deposits and mortgage escrow	2,747,908	2,784,054	2,957,721	2,937,870	2,591,802
Borrowings	653,147	440,579	345,717	345,951	336,217
Equity	478,491	494,049	492,725	492,506	475,652
Tangible equity	309,327	324,540	322,683	319,783	308,029
Condensed Tax Equivalent Income Statement
Interest and dividend income	$33,903	$32,593	$32,420	$33,145	$30,113
Tax equivalent adjustment*	666	808	802	785	830
Interest expense	5,795	4,276	4,601	5,222	4,874
Net interest income (tax equivalent)	28,774	29,125	28,621	28,708	26,069
Provision for loan losses	2,700	3,900	2,600	2,950	3,500
Net interest income after provision for loan losses	26,074	25,225	26,021	25,758	22,569
Non-interest income	6,600	6,581	6,852	7,659	9,026
Non-interest expense	23,367	21,789	23,339	22,546	28,784
Income before income tax expense	9,307	10,017	9,534	10,871	2,811
Income tax expense (tax equivalent)*	3,978	3,641	3,005	3,851	550
Net income	$5,329	$6,376	$6,529	$7,020	$2,261
[1] Does not reflect allowance for loan losses of $28,877, $28,374, $27,544, $28,114 and $28,282.
*Tax exempt income assumed at a statutory 35% federal tax rate.

Provident New York Bancorp and Subsidiaries                                        SELECTED FINANCIAL RATIOS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
Per Share Data	9/30/2013		6/30/2013		3/31/2013	12/31/2012	9/30/2012
Shares repurchased during qtr (open market)	—		—		—	—	—
Basic earnings per share	$0.12		$0.15		$0.15	$0.16	$0.06
Diluted earnings per share	0.12		0.15		0.15	0.16	0.06
Dividends declared per share	0.12		0.06		0.06	0.06	0.06
Tangible book value per share	7.08		7.01		7.33	7.30	7.26
Shares of common stock outstanding	44,351,046		44,353,276		44,353,276	44,348,787	44,173,470
Basic weighted average common shares outstanding	43,742,903		43,801,867		43,743,640	43,637,315	41,054,458
Diluted weighted average common shares outstanding	43,859,834		43,906,158		43,848,486	43,721,091	41,099,237
Performance Ratios (annualized)
Return on average assets	0.54%		0.68%		0.70%	0.73%	0.26%
Return on average equity	4.42%		5.18%		5.37%	5.65%	1.89%
Return on average tangible equity [1]	6.83%		7.88%		8.21%	8.71%	2.92%
Non-interest income to average assets	0.67%		0.70%		0.73%	0.80%	1.04%
Non-interest expense to average assets	2.37%		2.33%		2.49%	2.36%	3.32%
Core operating efficiency [1]	63.6%		59.1%		64.6%	62.9%	72.0%
Analysis of Net Interest Income
Yield on loans	4.70%		4.80%		4.93%	5.04%	4.97%
Yield on investment securities - tax equivalent[2]	2.35%		2.38%		2.32%	2.29%	2.44%
Yield on earning assets - tax equivalent[2]	3.89%		3.97%		3.96%	3.98%	4.01%
Cost of deposits	0.15%		0.17%		0.22%	0.28%	0.27%
Cost of borrowings	2.88%		2.84%		3.49%	3.58%	3.65%
Cost of interest bearing liabilities	0.84%		0.66%		0.70%	0.79%	0.83%
Net interest rate spread - tax equivalent basis[2]	3.05%		3.31%		3.26%	3.19%	3.18%
Net interest margin - tax equivalent basis[2]	3.23%		3.46%		3.41%	3.37%	3.38%
Capital
Tier 1 leverage ratio - Bank only	9.33%		8.49%		8.62%	8.23%	7.49%
Tier 1 risk-based capital - Bank only	$363,274	[3]	$311,507	3	$304,696	$297,089	$289,441
Total risk-based capital - Bank only	392,376	[3]	340,077	3	332,447	325,410	317,929
Tangible equity - consolidated (1)	310,847		310,847		325,056	323,710	320,711
Tangible equity as a % of tangible assets - consolidated [1]	8.09%		8.50%		9.18%	8.94%	8.32%

Asset Quality
Non-performing loans (NPLs) non-accrual	$22,807		$27,244		$27,019	$27,730	$35,444
Non-performing loans (NPLs) still accruing	4,099		4,216		4,257	5,823	4,370
Other real estate owned	6,022		4,376		5,486	7,053	6,403
Non-performing assets (NPAs)	32,928		35,836		36,762	40,606	46,217
Net charge-offs	2,197		3,070		3,170	3,118	2,805
Net charge-offs as a % of average loans (annualized)	0.37%		0.54%		0.58%	0.58%	0.57%
NPLs as a % of total loans	1.12%		1.35%		1.42%	1.53%	1.88%
NPAs as a % of total assets	0.81%		0.94%		0.99%	1.07%	1.15%
Allowance for loan losses as a % of NPLs	107.3%		90.2%		88.1%	83.8%	71.0%
Allowance for loan losses as a % of total loans	1.20%		1.21%		1.25%	1.28%	1.33%
Allowance for loan losses as a % of total loans, excluding Gotham loans[1]	1.27%		1.30%		1.36%	1.41%	1.47%
Special mention loans	$13,530		$24,327		$41,778	$29,755	$42,422
Substandard / doubtful loans	61,230		62,165		70,688	83,109	88,674
[1] See reconciliation of non-GAAP measure on following page.
[2] Tax equivalent adjustment represents interest income earned on municipal securities divided by the applicable Federal tax rate of 35% for all periods presented.
[3] Represents preliminary results for the quarter ended September 30, 2013.

Provident New York Bancorp and Subsidiaries                                        NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
The Company provides supplemental reporting of non-GAAP measures as management believes this information is useful to investors.
The following table shows the reconciliation of stockholders’ equity to tangible equity and the tangible equity ratio:
Total assets	$4,049,172	$3,824,429	$3,710,440	$3,789,514	$4,022,982
Goodwill and other amortizable intangibles	(169,008)	(169,318)	(169,655)	(170,173)	(170,411)
Tangible assets	3,880,164	3,655,111	3,540,785	3,619,341	3,852,571
Stockholders’ equity	482,866	480,165	494,711	493,883	491,122
Goodwill and other amortizable intangibles	(169,008)	(169,318)	(169,655)	(170,173)	(170,411)
Tangible stockholders’ equity	313,858	310,847	325,056	323,710	320,711
Shares of common stock outstanding at period end	44,351,046	44,353,276	44,353,276	44,348,787	44,173,470
Tangible equity as a % of tangible assets	8.09%	8.50%	9.18%	8.94%	8.32%
Tangible book value per share	$7.08	$7.01	$7.33	$7.30	$7.26
The Company believes that tangible equity is useful as a tool to help assess a company’s capital position.

The following table shows the reconciliation of return on average tangible equity:
Average stockholders’ equity	$478,491	$494,049	$492,725	$492,506	$475,652
Average goodwill and other amortizable intangibles	(169,164)	(169,509)	(170,042)	(172,723)	(167,623)
Average tangible stockholders’ equity	309,327	324,540	322,683	319,783	308,029
Net income	5,329	6,376	6,529	7,020	2,261
Net income, if annualized	21,142	25,574	26,479	27,851	8,995
Return on average tangible equity	6.83%	7.88%	8.21%	8.71%	2.92%
The Company believes that the return on average tangible stockholders’ equity is useful as a tool to help asses a company’s use of tangible equity.

The following table shows the reconciliation of the allowance for loan losses to total loans and to total loans excluding Gotham loans:
Total loans	$2,412,898	$2,336,534	$2,204,555	$2,193,129	$2,119,472
Gotham loans	(133,493)	(152,825)	(176,383)	(194,518)	(201,794)
Total loans, excluding Gotham loans	2,279,405	2,183,709	2,028,172	1,998,611	1,917,678
Allowance for loan losses	28,877	28,374	27,544	28,114	28,282
Allowance for loan losses to total loans	1.20%	1.21%	1.25%	1.28%	1.33%
Allowance for loan losses to total loans, excluding Gotham loans	1.27%	1.30%	1.36%	1.41%	1.47%
As required by GAAP, the Company recorded at fair value the loans acquired in the Gotham transaction. These loans carry no allowance for loan losses for the periods reflected above.

Provident New York Bancorp and Subsidiaries                                        NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
The following table shows the reconciliation of the quarterly core operating efficiency ratio:
Net interest income	$28,108	$28,317	$27,819	$27,923	$25,239
Non-interest income	6,600	6,581	6,852	7,659	9,026
Total net revenues	34,708	34,898	34,671	35,582	34,265
Tax equivalent adjustment on securities interest income	666	808	802	785	830
Net gain on sales of securities	(1,801)	(1,945)	(2,229)	(1,416)	(3,152)
Other than temporary loss on securities	—	—	7	25	3
Other, (other gains and fair value loss on interest rate caps)	81	—	—	(4)	(64)
Core total revenues	33,654	33,761	33,251	34,972	31,882
Non-interest expense	23,367	21,789	23,339	22,546	28,784
Merger-related expenses	(714)	(1,516)	(542)	—	(4,928)
Charge for asset write-downs	(564)	—	—	—	—
Other real estate owned expense	(390)	28	(915)	(285)	(573)
Amortization of intangible assets	(310)	(337)	(388)	(261)	(334)
Core non-interest expense	21,389	19,964	21,494	22,000	22,949
Core efficiency ratio	63.6%	59.1%	64.6%	62.9%	72.0%
The following table shows the reconciliation of the full year core operating efficiency ratio:

	For the Twelve Months Ended
	9/30/2013	9/30/2012

Net interest income	$112,167	$96,464
Non-interest income	27,692	32,152
Total net revenues	139,859	128,616
Tax equivalent adjustment on securities interest income	3,060	3,498
Net gain on sales of securities	(7,391)	(10,452)
Other than temporary loss on securities	32	47
Other, (other gains and fair value loss on interest rate caps)	77	(12)
Core total revenues	135,637	121,697
Non-interest expense	91,041	91,957
Merger-related expenses	(2,772)	(5,925)
Charge for asset write-downs	(564)	—
Other real estate owned expense	(1,562)	(1,618)
Amortization of intangible assets	(1,296)	(1,245)
Core non-interest expense	84,847	83,169
Core efficiency ratio	62.6%	68.3%

The core efficiency ratio reflects total revenues inclusive of the tax equivalent adjustment on municipal securities and excludes securities gains, other than temporary impairments and the other adjustments shown above. Core non-interest expense is adjusted to exclude the effect of merger-related expenses, non-recurring charges, other real estate expense and amortization of intangible assets. The Company believes this non-GAAP information provides useful information to users to assess the Company’s core operations.

Provident New York Bancorp and Subsidiaries                                        NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
The following table shows the reconciliation of net income and earnings per share excluding merger-related expense and charge for asset write-downs:
Income before income tax expense	$8,641	$9,209	$8,732	$10,086	$1,981
Income tax expense	3,312	2,833	2,203	3,066	(280)
Net income	5,329	6,376	6,529	7,020	2,261

Merger-related expenses	714	1,516	542	—	4,928
Income tax benefit	274	466	137	—	697
After-tax merger-related expenses	440	1,050	405	—	4,231

Charge for asset write-downs	564	—	—	—	—
Income tax benefit	216	—	—	—	—
After-tax charge for asset write-downs	348	—	—	—	—
Net income excluding merger-related expense and charge for asset write-downs	$6,117	$7,426	$6,934	$7,020	$6,492

Diluted weighted average common shares outstanding	43,859,834	43,906,158	43,848,486	43,721,091	41,099,237
Diluted EPS as reported	$0.12	$0.15	$0.15	$0.16	$0.06
Diluted EPS excluding merger-related expenses and charge for asset write-downs	0.14	0.17	0.16	0.16	0.16

	For the Twelve Months Ended
	9/30/2013	9/30/2012
Income before income tax expense	$36,668	$26,047
Income tax expense	11,414	6,159
Net income	25,254	19,888

Merger-related expenses	2,772	5,925
Income tax benefit	863	1,401
After-tax merger-related expenses	1,909	4,524

Charge for asset write-downs	564	—
Income tax benefit	176	—
After-tax charge for asset write-downs	388	—
Net income excluding merger-related expenses and charge for asset write-downs	$27,552	$24,412

Diluted weighted average common shares outstanding	43,760,313	38,248,046
Diluted EPS as reported	$0.58	$0.52
Diluted EPS excluding merger-related expenses and charge for asset write-downs	0.63	0.64